Exhibit 10.14.3

SECOND AMENDMENT TO ASSET PURCHASE AGREEMENT

THIS SECOND AMENDMENT TO ASSET PURCHASE AGREEMENT (this “Amendment”) is entered into on June    , 2007 by and among IBR-BYR L.L.C., a Louisiana limited liability company (“IBR BYR”), International BioResources, L.L.C., a Louisiana limited liability company (the “Parent”), IBR Plasma Centers, L.L.C., a Louisiana limited liability company (“IBR PC” and, collectively with IBR BYR and the Parent, the “Acquired Asset Entities”), Talecris Biotherapeutics Holdings Corp., a Delaware corporation (“Holdings”), and Talecris Plasma Resources, Inc., a Delaware corporation (the “Buyer”). The Buyer, Holdings and the Acquired Asset Entities sometimes are referred to collectively herein as the “Parties.”

WHEREAS, the Buyer, Holdings and the Acquired Asset Entities are parties to that certain Asset Purchase Agreement dated October 31, 2006 (as amended, the “Agreement”), pursuant to which, subject to the terms and conditions of the Agreement, the Buyer agreed to purchase the Acquired Assets and assume the Assumed Liabilities from the Acquired Asset Entities and the Acquired Asset Entities agreed to sell the Acquired Assets and transfer the Assumed Liabilities to the Buyer;

WHEREAS, the Parties entered into that certain First Amendment to the Asset Purchase Agreement dated November 18, 2006, pursuant to which the Parties amended certain terms of the Agreement;

WHEREAS, concurrent with the execution of this Amendment, IBR PC, Parent and the Buyer have entered into the 3 Center Agreement (as defined below) whereby the Buyer has agreed to purchase the Las Vegas Center (as defined below), the Rockford Center (as defined below) and the Montgomery Center (as defined below); and

WHEREAS, in connection with the execution of the 3 Center Agreement, the Parties wish to amend the Agreement with respect to the matters set forth herein.

NOW, THEREFORE, in consideration of the terms and conditions, premises and the other mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.             Definitions. All capitalized terms used but not otherwise defined herein shall have the meanings given such terms in the Agreement.

2.             Amendment of Exhibit A. Exhibit A to the Agreement is hereby amended by the addition of the following terms in alphabetical order:

“Las Vegas Center” means the plasma donor center located at 1912 Civic Center Drive, Las Vegas, Nevada.

“Montgomery Center” means the plasma donor center located at 230 Clayton Street, Montgomery, Alabama.

“Rockford Center” means the plasma donor center located at 605 Mulbery Street, Rockford, Illinois.

“3 Center Agreement” means that certain Asset Purchase Agreement dated June 9 2007, by and among IBR PC, Parent and the Buyer, whereby the Buyer has agreed to purchase the Las Vegas Center, the Rockford Center and the Montgomery Center.

3.             Amendment of Section 2(c)(ii). Section 2(c)(ii) of the Agreement is hereby amended by adding the following sentence at the end of such section:

Notwithstanding the foregoing provisions of this Section 2(c)(ii), concurrent with the execution and delivery of the 3 Center Agreement, the Validations Payments shall be accelerated and the Buyer shall deliver all Validation Payments to the Escrow Agent or the Parent, as applicable, as if the conditions set forth in (A) and (B) above have been met, in accordance with the payment provisions set forth above.

4.             Amendment of Section 2(c)(iii). Section 2(c)(iii) of the Agreement is hereby amended and restated in its entirety as follows:

Concurrent with the execution and delivery of the 3 Center Agreement, the Milestone Payments shall be accelerated and the Buyer shall pay or issue all Milestone Payments as if the conditions set forth on Exhibit C have been met.

5.             Amendment to Exhibit M. Exhibit M to the Agreement is hereby amended by removing from the “Buyer Restricted Area” section of the exhibit and inserting into the “Seller Restricted Area” section of the exhibit the references to the Las Vegas Center, the Rockford Center and the Montgomery Center.

6.             Settlement of the Final Closing Cash Payment. The Parties agree to settle all disputes with respect to the Post-Closing Statement, the Closing Date Balance Sheet, the Actual Sources & Uses Statement and the calculation of the Actual Working Capital and the Final Closing Cash Payment (all of which are attached hereto as Exhibit A) as set forth below. The total payments set forth in this Section 6, which net a payment from the Acquired Asset Entities to Buyer of $331,543 minus the amount to be agreed upon by the parties set forth in Section 6.7 below, fully and finally settle and resolve in all respects all disputes concerning the Post-Closing Statement, and such payments will be paid within 5 days following the date upon which the Parties come to an agreement on the amount due the Acquired Asset Entities in Section 6.7 below. The following items are adjusted and the resultant payments or credits are as follows:

6.1           As of the Closing, the actual cash on hand at the Acquired Asset Entities as reflected on the Closing Date Balance Sheet was $1,255,431, of which only $206,585 was credited to Buyer. The Parties agree that the Acquired Asset Entities shall pay to Buyer, or Buyer shall be credited with, the remaining balance of $1,048,846.

6.2           The Parties agree that, as of the Closing, the total payments for outstanding deferred revenue receivables was $2,076,863, of which Buyer paid to the Acquired Asset Entities, at Closing, an amount equal to $1,444,050. The Parties agree that Buyer shall pay to the

Acquired Asset Entities, or the Acquired Asset Entities shall be credited with, the remaining balance of $632,813.

6.3           Buyer agrees that it has no claims against the Acquired Asset Entities for the amounts paid by Buyer with respect to the disputed amount of $682,563 of accounts payable overdue in excess of thirty days.

6.4           Buyer agrees that it has no claims against the Acquired Asset Entities for the $1,922,027 reduction of cash against the indebtedness of the Acquired Asset Entities as reflected in an adjustment to the Actual Sources & Uses.

6.5           The Parties agree that Buyer is not and was not obligated to pay the Acquired Asset Entities an amount equal to $394,005, which amount was improperly credited in favor of the Acquired Asset Entities in the Actual Sources & Uses.

6.6           The Parties agree that certain other disputed items in the Actual Sources & Uses shall be settled by a payment from Buyer to the Acquired Asset Entities of, or the Acquired Asset Entities shall be credited with $84,490.

6.7           Following the Closing, the Acquired Asset Entities paid certain amounts on behalf of Buyer, including but not limited to employee health insurance, which are calculated by the Acquired Asset Entities to total $168,311.36. The Acquired Asset Entities are entitled to a reimbursement of the actual amounts expended. Buyer and the Acquired Asset Entities will come to an agreement within 30 days hereof on the actual expenses incurred by the Acquired Asset Entities on behalf of Buyer, which amounts will be credited to the Acquired Asset Entities.

7.             Amendment of Section 6(j). Section 6(j) of the Agreement is hereby amended by adding the following two sentences at the end of such section:

In the event Buyer at its sole election amends the specifications set forth on Exhibit O with respect to an Additional Center, Buyer shall be responsible for any additional costs incurred by the Acquired Asset Entities for the build out and delivery of such Additional Center only to the extent such additional costs are directly related to such amendment to the specifications set forth on Exhibit O. The Parties agree that if and when Buyer approves a Substitute Center to be substituted for McAllen, Texas as an Additional Center, Buyer shall be responsible for any costs incurred by the Acquired Asset Entities in connection with the build out and delivery of such Substitute Center in excess of $100,000.

8.             Development Cost Holdback. Notwithstanding Section 2(c)(ii) of the Agreement, the Parties agree that Buyer shall retain one million four hundred thousand dollars ($1,400,000) from the Development Cost Holdback (“Partial Holdback”) as partial satisfaction of Parent’s obligations under this Section 2(c)(ii) and the remaining one million six hundred thousand dollars ($1,600,000) of the Development Cost Holdback shall be delivered to Parent at closing in the form of Holdings Common Stock as determined and calculated pursuant to the terms of the Agreement; provided, however, Buyer reserves all rights and remedies under the Agreement if the amounts finally determined to be owed by the Acquired Asset Entities to Buyer exceeds the Partial Holdback and if the amount finally determined to be owed by the Acquired Asset Entities to Buyer is less than the Partial Holdback, Buyer shall promptly pay the difference to Parent pursuant to the terms of the Agreement.

9.             Governing Law. This Amendment shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

10.           Effectiveness; Incorporation. This Amendment shall be effective upon the execution and delivery thereof by the Parties. This Amendment shall amend, and is incorporated into and made part of, the Agreement. All references to “this Agreement” contained in the Agreement or otherwise to the Agreement shall be deemed, for all purposes, to mean the Agreement, as amended hereby. To the extent that any term or provision of this Amendment is or may be deemed expressly inconsistent with any term or provision in the Agreement, the terms and provisions hereof shall control. Except as expressly amended by this Amendment, all of the terms, conditions and provisions of the Agreement are hereby ratified and continue unchanged and remain in full force and effect.

11.           Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, the Parties hereto have executed this Second Amendment to the Asset Purchase Agreement on the date first above written.

TALECRIS BIOTHERAPEUTICS HOLDINGS CORP.
By:	/s/ Lawrence D. Stern
Name:	LAWRENCE D. STERN
Title:	EXECUTIVE CHAIRMAN

TALECRIS PLASMA RESOURCES, INC.
By:	/s/ Lawrence D. Stern
Name:	LAWRENCE D. STERN
Title:	DIRECTOR/AUTHORIZED SIGNATORY

IBR-BYR L.L.C.
By:	/s/ AUTHORIZED SIGNATORY
Name:	Authorized Signatory
Title:	CEO

IBR PLASMA CENTERS, L.L.C.
By:	/s/ AUTHORIZED SIGNATORY
Name:	Authorized Signatory
Title:	CEO

INTERNATIONAL BIORESOURCES, L.L.C.
By:	/s/ AUTHORIZED SIGNATORY
Name:	Authorized Signatory
Title:	CEO